Exhibit 10.55

LEASE- BUSINESS PROPERTY

THIS LEASE, made and entered into this 1st day of May, 2012 ,between M & R DEVELOPMENT,INC.,an
Iowa corporation hereinafter referred to as ("Landlord") and whose address for the purpose of the Lease is 61Smith Circle, Algona, lA 50511and AMERICAN POWER GROUP, INC. an Iowa Corporation, and a wholly owned subsidiary of GreenMan Technologies, Inc. hereinafter referred to as ("Tenant"), whose address for the purpose of the lease is 2503 E. Poplar Street,PO Box 187, Algona,lA 50511.

1. PREMISES AND TERM. The Landlord, in consideration of the rents, agreements and conditions herein contained, leases to the Tenant and Tenant leases from landlord, according to the terms of the lease, the following described "premises",situated in Kossuth County,Iowa.

lot One (1) of Snap-On Industrial Park as recorded in the Plat as Document No. 2002-1701,located in part of the West Half of the Northwest Fractional Quarter (W 1 NWfrl1 4) of Section Six (6), Township Ninety five (95) North,Range Twenty-eight (28), West of the 51 P.M.,City of Algona,Kossuth County,Iowa.

Commonly known as 2503 E. Poplar Street, Algona, lA 50511
with the improvements thereon, and all rights, easements and appurtenances, which, more particularly, includes the space and premises for a term of three (3) years, commencing at midnight of the day previous to the first day of the lease term, which shall be on the 1st day of May 2012 , and ending at midnight on the last day of the lease term, which shall be on the 30th day of April 2015 ('Initial Term"), upon the condition that the Tenant pays rent therefore,and otherwise performs as in this lease provided.

1. RENEWAL OPTIONS If Tenant is not in default under this lease upon termination of the Initial Term,Tenant shall have the option to extend this lease for an additional 2 year term. The Tenant shall provide landlord with written notice of its intention to enter into renewal term discussions within one year (365 days) of the Initial Term's termination.

2. RENTAL. Tenant agrees to pay landlord as follows:
Year 1: $10,000.00 per month or $4.00 per square foot for 30,000 square feet of space rented. In advance, the first rent payment becoming due upon the 1st day of May 2012, and the same amount, per month,in advance, on the 1' 1day of each month thereafter.
Year 2: Increase Year 1monthly rent by the percentage growth in the Greater Des Moines Consumer
Price Index (or equivalent index) for the latest available twelve months prior to the date of the increase;
Year 3:      Increase Year 2 monthly rent by the percentage growth in the Greater Des Moines Consumer
Price Index (or equivalent index) for the latest available twelve months prior to the date of the increase.

In addition to the above monthly rental Tenant shall pay: real estate taxes, insurance, and maintenance and upkeep (See "triple net" provision below).

All sums shall be paid at the address of Landlord as above designated, or at such other place in Iowa or elsewhere, as the Landlord may, from time to time, designate in writing. Delinquent payments shall draw interest at 15%% per annum from the due date,until paid.

If any other Tenants in adjoining premises share responsibility with Landlord and Tenant in any expenses, the percentages allocated to Landlord and Tenant in this lease shall represent only their respective portions of the total shared expenses. Therefore, their percentages may total less than 100%. Nothing shall prevent the Landlord from paying a Tenant's share of an expense and billing the Tenant for the amount so paid.

2 (1). MULTIPLE TENANTS. If any other Tenants in adjoining premises share responsibility with Landlord and Tenant in any expenses, the percentages allocated to Landlord and Tenant in this lease shall represent only their respective portions of the total shared expenses. Therefore, their percentages may total less than 100%. Nothing shall prevent the Landlord from paying a Tenant's share of an expense and billing the Tenant for the amount so paid.

2 (2). “TRIPLE NET” PROVISIONAL (OPTIONAL)

X	Tenant agrees that all duties and obligations to repair, maintain
Landlord	and provide utilities and services (paragraph 6 and 7), to pay taxes and special assessments (paragraph 10) and to pay for
casualty and liability insurance (paragraph 11) shall be borne solely by the Tenant during the term of this lease.
X	(If the parties select this provision, all duties and obligations
Tenant	set forth in paragraphs 6,7, and 10 shall be performed by the
Tenant)

3. POSSESSION. Tenant shall be entitled to possession on the first day of the term of this lease, and shall yield possession to the Landlord at the end of the lease term, except as herein otherwise expressly provided. Should Landlord be unable to give possession on said date, Tenant's only damages shall be a rebating of the pro rata rental.

4. USE OF PREMISES. Tenant covenants and agrees during the term of this lease to use and to occupy the leased premises for office, customer service, inventory warehousing and research & development testing. For restrictions on such use, see paragraphs 6 (c), 6 (d) and 11(b) below.

5. QUIET ENJOYMENT. Landlord covenants that its estate in said premises is in fee simple and that the Tenant,if not in default, shall peaceably have, hold and enjoy the premises for the term of this lease. Landlord shall have the right to mortgage all of its right, title, and interest in said premises at any time without notice, subject to this lease. Landlord represents and Tenant acknowledges the existence of prior mortgages to Iowa State Bank,Algona, Iowa,and Algona Area Economic Development Corporation. See Additional Provisions.

6. EQUIPMENT, DECORATING, REPLACEMENT, REPAIR AND MAINTENANCE.

DEFINITIONS

"Maintain" means to clean and keep in good condition.

"Repair" means to fix and restore to good condition after damage,deterioration or partial destruction.

CONDITIONS OF PREMISES
A. Tenant takes the premises in its present condition, except for such repairs and alterations as may be expressly otherwise provided in this lease.

REPAIRS AND MAINTENANCE
B. Landlord shall replace and repair the structural parts of the building. For purposes of this lease,the structural parts of the building shall mean the foundation,exterior walls,load bearing components of interior floors and walls,the roof and all sewers, pipes, wiring and electrical fixtures outside of the structure.

C. Repair shall be performed and paid for by the parties as follows:

	PERFORMANCE	PAYMENT

	l =LANDLORD T= TENANT	% Landlord	% Tenant
Interior walls, floors and ceilings	T	—%	100%
Sewer,plumbing fixtures,pipes,wiring, electrical fixtures within the structure	T	—%	100%
Heating Equipment	T	—%	100%
Air Conditioning	T	—%	100%
Plate Glass (replacement)	T	—%	100%
Sidewalks	T	—%	100%
Parking Areas	T	—%	100%
Other Common Areas	T	—%	100%

LIMITATION: In no event shall the Tenant's share of the cost of repair for any one incident of repair exceed
$5,000.00. All costs of such an incident or repair in excess of such amount shall be paid by the landlord.

D. Any repair or maintenance not specifically provided for above shall be performed and paid for by Landlord.

E. Each Party shall perform their responsibilities of repair and maintenance to the end that the premises will be kept in a safe and serviceable condition. Neither party will permit nor allow the premises to be damaged or depreciated in value by any act, omission to act,or negligence of itself, its agents or employees.

EQUIPMENT,DECORATING AND ALTERATIONS

F. The following items of equipment, furnishings and fixtures shall be supplied and replaced by the parties as follows:

	SUPPLIED	REPLACED
	l =Landlord	L =Landlord
	T =Tenant	T =Tenant
Heating Equipment	l	T
Air Conditioning Equipment	l	T
Carpeting/Floor Covering	L	T
Drapes,Shades,Blinds	L	T

Any similar equipment,furnishings, and fixtures not specifically provided for above shall be provided and paid for by Landlord,except: See Additional Provisions

Any equipment furnishings or fixtures to be supplied by Tenant shall be subject to the Landlord's prior written approval as to quality and method of installation. Tenant shall provide all trade equipment; furnishings and fixtures used in connections with the operation of its business, such as telephones, computers,desks, chairs,shelving and similar items.

G. Landlord shall provide and pay for the following items of interior decorating: See Additional Provisions.

Thereafter,Tenant shall be responsible for all interior decorating. Tenant shall make no structural alterations or improvements without the prior written consent of the Landlord.

AMERICANS WITH DISABILITES ACT
H. Tenant will make no unlawful use of said premises and agrees to comply with all valid regulations of the Board of Health, City Ordinances or applicable municipality, the laws of the State of Iowa and the Federal government, but this provision shall not be construed as creating any duty by Tenant to members of the general public, provided, however, responsibility for compliance with the Americans with Disabilities Act shall be performed and paid for by the parties as follows:

	%Landlord	%Tenant
Common areas	100%	—%
Tenants area:
Initial compliance (specify)	100%	—%
Future compliance	100%	—%

7. UTILITIES AND SERVICES. Utilities and services shall be furnished and paid for by the parties as follows:

	PERFORMANCE	PAYMENT
	L =Landlord T =Tenant	%LANDLORD	%TENANT
Electricity	T	—%	100%
Gas	T	—%	100%
Water and Sewer	T	—%	100%
Garbage/Trash	T	—%	100%
Janitor/Cleaning	T	—%	100%
Common Areas	T	—%	100%
Other

8. TERMINATION, SURRENDER OF PREMISES AT END OF TERM- REMOVAL OF FIXTURES.

(a) TERMINATION. This lease shall terminate upon expiration of the original term; or if this lease expressly provides for any option to renew,and if such option is exercised by the Tenant, then this lease will terminate at the expiration of the option term or terms.
(b) SURRENDER. Tenant agrees that upon termination of this lease it will surrender and deliver the premises in good and clean condition,except the effects of ordinary wear and tear and depreciation arising from lapse of time,or damage without fault or liability of Tenant.
(c) HOLDING OVER. Continued possession by Tenant,beyond the expiration of its tenancy, coupled with the receipt of the specified rental by the Landlord (and absent a written agreement by both parties for an extension of this lease, or for a new lease) shall constitute a month to month extension of the lease.
(d) REMOVAL OF FIXTURES. Tenant may, at the expiration of its tenancy, if Tenant is not in default, remove any fixtures or equipment which Tenant has installed in the premises, providing Tenant repairs any and all damages caused by removal.

9. ASSIGNMENT AND ADDITIONAL SUBLEITING. Any assignment of this lease or subletting of the premises or any part thereof,without the Landlord' s written permission shall, at the option of the Landlord,make the rental for the balance of the lease term due and payable at once. Such written permission shall not be unreasonably withheld.

10. REAL ESTATE TAXES.

A. All installments of real estate taxes would become delinquent if not paid during the term of this lease,shall be paid by the parties in the following proportions:
Landlord 0% Tenant 100%

B. PERSONAL PROPERTY TAXES. Tenant agrees to timely pay all taxes, assessments or other public charges levied or assessed by lawful authority against its personal property on the premises during the term of this lease.

C. SPECIAL ASSESSMENTS. Special Assessments that would be delinquent if not paid during the term of this lease shall be timely paid by the parties in the following proportions:
Landlord 0% Tenant 100% D.

Each party reserves its right of protest of any assessment of taxes.

11. INSURANCE.

A. PROPERTY INSURANCE. Landlord and Tenant agree to insure their respective real and personal property for the full insurable value. Such insurance shall cover losses included in the special form causes of loss (formerly all risks coverage). To the extent permitted by their policies the Landlord and Tenant waive all rights of recovery against each other.
B. LIABILITY INSURANCE. Tenant shall obtain commercial general liability insurance in the amounts of
$1,000,000 each occurrence and $5,000,000 annual aggregate per location. Such policy shall include liability arising from premises operations, independent contractors, personal injury, products and completed operations and liability assumed under an insured contract. This policy shall be endorsed to include the Landlord as an additional insured.
C. CERTIFICATES OF INSURANCE. Prior to the time the lease takes effect Tenant will provide the
Landlord with a certificate of insurance with these property and liability insurance requirements,such certificate shall include 30 days advance notice of cancellation to the Landlord. A renewal certificate shall be provided prior to expiration of the current policies.
D. ACTS BY TENANT. Tenant will not do or omit doing of any act which would invalidate any insurance, or increase the insurance rates in force on the premises.
E. INCREASED RISKS OR HAZARDS. Tenant further agrees to be liable for and to promptly pay, as if current rental, any increase in insurance rates on said premises and on the building of which said premises are a part, due to increased risks or hazards resulting from Tenant's use of the premises otherwise than as herein contemplated and agreed.
F. Landlord and Tenant shall each provide a copy of this lease to their respective insurers.

12. LIABILITY FOR DAMAGE. Each party shall be liable to the other for all damage to the property of the other negligently,recklessly or intentionally caused by that party (or their agents, employees or invitees), except to the extent the loss is insured and subrogation is waived under the owner's policy.

13. INDEMNITY. Except as provided in paragraph 21(A) (5) and except for the negligence of Landlord,Tenant will protect, defend and indemnify Landlord from and against all loss,costs,damage and expenses occasioned by, or arising out of,any accident or other occurrence, causing or inflicting injury or damage to any person or property, happening or done in, upon or about the premises, or due directly or indirectly to the tenancy, use or occupancy thereof,or any part thereof by Tenant or any person claiming through or under Tenant.

14. FIRE AND CASUALTY. (a) PARTIAL DESTRUCTION OF PREMISES. In the event of a partial destruction or damage of the premises, which is a business interference which prevents the conducting of a normal business operation and which damage is repairable within 60 days after its occurrences, this lease shall not terminate but the rent for the premises shall abate during the time of such business interference. In the event of a partial destruction, landlord shall repair such damages within 60 days of its occurrence unless prevented from doing so by acts of God,government regulations, or other causes beyond Landlord's reasonable control.

(b) ZONING. Should the zoning ordinance of the municipality in which this property is located make it impossible for Landlord to repair or rebuild so that Tenant is not able to conduct its business on these premises, then such partial destruction shall be treated as a total destruction as provided in the next paragraph.

(c) TOTAL DESTRUCTION OF BUSINESS USE. In the event of a destruction or damage of the leased premises including the parking area (if parking area is a part of the lease) so that Tenant is not able to conduct its business on the premises or the then current legal use for which the premises are being used and which damages cannot be repaired within 60 days this lease may be terminated at the option of either the Landlord or Tenant. Such termination in such event shall be effected by written notice of one party to the other, within 20 days after such destruction. Tenant shall surrender possession within 10 days after such notice issues and each party shall be released from all future obligations, and Tenant shall pay rent pro rata only to the date of such destruction. In the event of such termination of this lease, Landlord at its option,may rebuild or not, at its discretion.

15. COMDEMNATION.

(a) DISPOSITION OF AWARDS. Should the whole or any part of the premises be condemned or taken for any public or quasi-public purpose, each party shall be entitled to retain,as its own property,any award payable to it. Or in the event that a single entire award is made o account of the condemnation, each party will then be entitled to take such proportion of said award as may be fair and reasonable.

{b) DATE OF LEASE TERMINATION. If the whole of the demised premises shall be condemned or taken, the
Landlord shall not be liable to the Tenant except and as its rights are preserved in paragraph 14{a) above.

16. DEFAULT. NOTICE OF DEFAULT AND REMEDIES.

EVENTS OF DEFAULT

A. Each of the following shall constitute an event of default by Tenant:
1. Failure to pay rent when due.
2. Failure to observe or perform any duties, obligations, agreements or conditions imposed on Tenant pursuant to terms of the lease.
3. Abandonment of the premises, "Abandonment" means the Tenant has failed to engage in its usual and customary business activities on the premises for more than fifteen (15) consecutive business days.
4. Institution of voluntary bankruptcy proceedings in which the Court orders relief against the Tenant as a debtor; assignment for the benefit of creditors of the interest of Tenant under this lease agreement;
of a receiver for the property or affairs of Tenant, where the receivership is not vacated with (10) days after the appointment of the receiver.

NOTICE OF DEFAULT

B. Landlord shall give Tenant a written notice specifying the default and giving the Tenant ten {10) days in which to correct the default. If there is a default {other than for nonpayment of a monetary obligation of Tenant, including rent) that cannot be remedied in ten {10) days by diligent efforts of the Tenant, Tenant shall propose an additional period of time in which to remedy the default. Consent to additional time shall not be unreasonably withheld by the Landlord. Landlord shall not be required to give Tenant any more than three notices for the same default within any 365 day period.

REMEDIES

C. In the event Tenant has not remedied a default in a timely manner following a Notice of Default, Landlord may proceed with all available remedies at law or in equity,including but not limited to the following:

1. Termination. Landlord may declare this lease to be terminated and shall give Tenant a written notice of such termination. In the event of termination of this lease, Landlord shall be entitled to prove claim for and obtain judgment against Tenant for the balance of the rent agreed to be paid for the term herein provided, plus all expenses of Landlord in regaining possession of the premises and the reletting thereof, including attorney's fees and court costs,crediting against such claim,however, any amount obtained by reason of such reletting.

2. Forfeiture. If a default is not remedied in a timely manner, Landlord may then declare this lease to be forfeited and shall give the Tenant a written notice of such forfeiture,and may,at the time,give Tenant the notice to quit provided for in Chapter 648 of the Code of Iowa.

17. RIGHT OF EITHER PARTY TO MAKE GOOD ANY DEFAULT OF THE OTHER. If default shall be made by either party in the performance of, or compliance with, any of the terms of conditions of this lease, and such default shall have continued for thirty {30) days after written notice thereof from one party to the other, the person aggrieved, in addition to all other remedies now or hereafter provided by law, may, but net not,perform such term or condition, or make good such default and any amount advanced shall be repaid forthwith on demand,together with interest at the rate of 10% per annum, from date of advance.

18. SIGNS. (a) Tenant shall have the right and privilege of attaching, painting or exhibiting signs on leased premises,provided only; (1) that any sign shall comply with the ordinances of municipality in which the property is located and the laws of the State of

Iowa;(2) such sign shall not change the structure of the building; (3) such sign,if and when removed, shall not damage the building; and (4) such sign shall be subject to the written approval of the Landlord, which approval shall not be unreasonably withheld (b) Landlord during the last ninety (90) days of this lease, or extension, shall have the right to maintain in the windows or on the building or on the premises either or both a "For Rent" or "For Sale" sign and Tenant will permit, as such time, prospective tenants or buyers to enter and examine the premises.

19. MECHANIC'S LIENS. Neither the Tenant nor anyone claiming by,through,or under the Tenant, shall have the right to file or place any mechanic's liens or other lien of any kind or character whatsoever, upon said premises or upon any building improvement thereon, or upon the leasehold interest of the Tenant, and notice is hereby given that no contractor, sub-contractor, or anyone else who may furnish any material,service or labor for any building or improvement thereon, or upon the leasehold interest of the Tenant, and notice is hereby given that no contractor, sub-contractor, or anyone else who thereof,shall at any time be or become entitled to any lien on the premises, and for the further security of the Landlord, the Tenant covenants and agrees to give actual notice thereof in advance, to any and all contractors and sub-contractors who may furnish or agree to furnish any such material,service or labor.

20. LANDlORD'S LIEN AND SECURITY INTEREST. Said landlord shall have, in addition to any lien given by law,a security interest as provided by the Uniform Commercial Code of Iowa, upon all personal property and all substitutions thereof, kept and used on said premises by Tenant. landlord may proceed at law or in equity with any remedy provided by law or by this lease for the recovery of rent, or for termination of this lease because of Tenant's default in its performance.

21. ENVIRONMENTAL

A. LANDLORD. To the best of Landlord's knowledge to date:
1. Neither Landlord nor Landlord's former or present tenants are subject to any investigation concerning the premises by any governmental authority under any applicable federal, state, or local codes, rules and regulations pertaining to air and water quality, the handling, transportation, storage, treatment, usage or disposal of toxic or hazardous substances, air emissions, other environmental matters, and zoning and other land use matters.
2. Any handling, transportation, storage, treatment, or use of toxic or hazardous substances that has occurred on the premises has been in compliance with all applicable federal, state and local codes, rules and regulations.
3. No leak, spill release,discharge, emission or disposal of toxic or hazardous substances has occurred on the premises.
4. The soil, groundwater, and soil vapor on or under the premises is free of toxic or hazardous substances.
5. landlord shall assume liability and shall indemnify and hold Tenant harmless against all liability or expense arising from any condition which existed, whether known or unknown,at the time of execution of the lease which condition is not a result of actions of the Tenant or which condition arises after date of execution but which is not a result of actions of the Tenant.

B.TENANT. Tenant expressly represents and agrees:
1. During the lease term,Tenant's use of the property will not include the use of any hazardous substance without Tenant first obtaining the written consent of landlord. Tenant understands and agrees that landlord's consent is at landlord's sold option and complete discretion and that such consent may be withheld or may be granted with any conditions or requirements that landlord deems appropriate.
2. During the lease term,Tenant shall be fully liable for all costs and expenses related to the use, storage, removal and disposal of hazardous substances used or kept on the property by Tenant, and Tenant shall give immediate notice to landlord of any violation or any potential violation of any environmental regulation, rule, stature or ordinance relating to the use,storage or disposal of any hazardous substance.

3. Tenant,at its sole cost and expense, agrees to remediate, correct or remove from the premises any contamination of the property caused by any hazardous substances which have been used or permitted by Tenant on the premises during any term of this lease. Remediation, correction or removal shall be in a safe and reasonable manner, and in conformance with all applicable laws,rules and regulations. Tenant reserves all rights allowed by law to seek indemnity or contribution from any person, other than landlord,who is or may be liable for any such cost and expense.
4. Tenant agrees to indemnify and hold landlord harmless from and against all claims, causes of action, damages, loss, costs,expense, penalties, fines, lawsuits, liabilities, attorney fees, engineering and consulting fees, arising out of or in any manner connected with hazardous substances, which are caused or created by Tenant on or after the date of this lease and during any term of this lease, including, but not limited to , injury or death to persons or damage to property, and including any diminution of the value of any leased premises which may result from the foregoing. This indemnity shall survive the cessation, termination, abandonment or expiration of this lease.

22. SUBSTITUTION OF EQUIPMENT, MERCHANDISE, ETC. (a) During its tenancy, the Tenant shall have the right to sell or otherwise dispose of any personal property of the Tenant situated on the premises, when in judgment of the Tenant it shall have become obsolete, outworn or unnecessary in connection with the operation of the business on the premises, when in the judgment of the Tenant it shall have become obsolete,outworn or unnecessary in connection with the operation of the business on the premises;provided,however, that the Tenant shall, in such instance (unless no substituted article or item is necessary) at its own expense, substitute for such items a new or other item in substitution thereof,in like or greater value.

(b) Nothing herein contained shall be construed as denying to Tenant the right to dispose of inventories merchandise in the ordinary course of the Tenant's trade or business.

23. RIGHTS CUMULATIVE. The various rights, powers, options, elections and remedies of either party, provided in this lease, shall be construed as cumulative and no one of them as exclusive of the others, or exclusive of any rights, remedies or priorities allowed either party by law, and shall in no way affect or impair the right of either party to pursue any other equitable or legal remedy to which either party may be entitled as long as any default remains in any way unremedied, unsatisfied or undischarged.

24. NOTICES AND DEMANDS. Notices as provided for in this lease shall be given to the respective parties hereto at the respective addresses designated on page one of this lease unless either party notifies the other, in writing, of a different address. Without prejudice to any other method of notifying a party in writing or making a demand or other communication,such message shall be considered given under the terms of this lease when sent, addressed as above designated, postage prepaid,be certified mail deposited in a United States mail box.

25. PROVISIONS TO BIND AND BENEFIT SUCCESSORS, ASSIGNS, ETC. Each and every covenant and agreement herein contained shall extend to and be binding upon the respective successors, heirs,administrators, executors, and assigns of the parties; except that if any part of this lease is held in joint tenancy,the successor in interest shall be the surviving joint tenant.

26. CHANGES TO BE IN WRITING. None of the covenants,provisions,terms or conditions of this lease shall be modified, waived or abandoned,except by a written instrument duly signed by the parties. This lease contains the whole agreement of the parties.

27. CONSTRUCTION. Words and phrases herein, including acknowledgment hereof, shall be construed as in the singular or plural number, and as masculine, feminine or neuter gender according to the context.

28. CERTIFICATION. Tenant certifies that it is not acting, directly or indirectly, for or on behalf of any person, group, entity or nation named by an Executive Order or the United States Treasury Department as a terrorist, "Specially Designated National and Blocked Person" or any other banned or blocked person, entity, nation or transaction pursuant to any law,order,rule or regulation that is enforced or administered by the Office of Foreign Assets Control; and it is not engaged in this transaction, directly or indirectly on behalf of, or instigating or facilitating this transaction,directly or indirectly on behalf of, any such person, group, entity or nation. Tenant hereby agrees to defend, indemnify and hold harmless andlord from and against any and all claims, damages, losses,risks, liabilities and expenses (including attorney's fees and costs) arising from or related to any breach of the foregoing certification.

29. PURCHASE OPTION If Tenant is not in default under this ease, Tenant shall also have the option to purchase the Property at a fair market value at any time during the Initial Term or Renewal Term of the lease. Fair market value will be determined by taking the numerical average of two or more qualified appraisals, paid for by the tenant, and presented to the landlord.

This agreement shall supersede all previous lease agreements between the parties.